                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                NATCO GROUP INC.

         FIRST:  The name of the corporation is NATCO Group Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

         FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 55,000,000 shares, of which 5,000,000 shall be shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), and 50,000,000 shall be shares of Common Stock, par value of $.01 per share ("Common Stock").

         The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the
Corporation:

         I.      Preferred Stock

                 The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other special rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively the "Series Terms"), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a "Preferred Stock Series Resolution") adopted by the Board of Directors.

                 Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this
         Certificate of Incorporation and the Preferred Stock Series
         Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Certificate of Incorporation or in the Preferred Stock Series Resolution.
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                  Except in respect of characteristics of a particular series fixed by the Board of Directors, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative,

         II.      Common Stock

                  1. Dividends. Subject to the provisions of any Preferred Stock Series Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock.

                  2. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed,

                  3. Voting Rights. Except as may otherwise be required by law, this Certificate of Incorporation or the provisions of any Preferred Stock Series Resolution, each holder of Common Stock shall have one vote for each share of such stock held by such holder on each matter voted upon by the stockholders.

         III.     No Preemptive Rights

                  No holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock.

         FIFTH:   The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation, except as may otherwise be provided in the bylaws.

         SIXTH:   Meetings of stockholders may be held within or without the
State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or the bylaws of the Corporation,

         SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                       2
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         EIGHTH:   No action required or permitted by the Delaware General
Corporation Law to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, pursuant to
Section 228 of the Delaware General Corporation Law or otherwise, unless a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all the outstanding capital stock entitled to vote with respect to such matter if the matter had been presented at an annual or special meeting of stockholders of the Corporation duly called and convened.

         NINTH:    Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

         TENTH:    To the fullest extent permitted by the Delaware General
Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         ELEVENTH: The Corporation may indemnify any director, officer, employee or agent of the Corporation to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

         TWELFTH: The number of directors which shall constitute the whole board shall be such as from time to time shall be fixed in the manner provided in the bylaws of the Corporation or, in the absence of any such provision, by resolution of the Board of Directors, but in no case shall the number be less than three.

         The right to cumulate votes in the election of directors is expressly prohibited.

         The election of directors shall be by written ballot.

         The directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, which classes shall consist of an equal, or as near to equal as possible, number of directors. At the first election of directors following the effective time of the certificate of amendment to the certificate of incorporation of the Corporation reflecting this Article, the director or directors of the first class shall be elected for a term expiring at the next succeeding annual meeting of stockholders to be held in 1999; the director or directors of the second class for a term expiring at the annual meeting to be held in 2000; and the director or directors of the third class for a term expiring at the annual meeting to be held in 2001. At each annual meeting, commencing with the annual meeting in 1999, the successor or successors to the class of directors whose term shall expire in that year shall be elected to hold office for the term of three years, so that the term of office for one class of directors shall expire in each year. Any increase or decrease in the number of directors constituting the Board shall be apportioned among the classes so as to maintain the number of directors in each class as near as possible to one-third of the whole number of directors as so adjusted. Any director elected or appointed to fill a vacancy shall hold office for the remaining term of the class to which such directorship is assigned. No decrease in the number of directors constituting the Corporation's Board of Directors shall shorten the term of any incumbent director. Any vacancy in the Board of Directors, whether arising through death, resignation or removal of a director, or through an increase in the number of directors of any class, shall be filled by the majority vote of the remaining directors, although less than a quorum, or by a sole remaining director. The bylaws may contain any provision regarding classification of the Corporation's directors not inconsistent with the terms hereof.

         Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Preferred Stock Series Resolutions applicable thereto, and such directors so elected shall not be subject to the provisions of this Article Twelfth unless expressly provided by such terms.

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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                NATCO GROUP INC.


         THE UNDERSIGNED SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF NATCO GROUP INC., A DELAWARE CORPORATION (THE "CORPORATION"), DOES HEREBY
CERTIFY:

         I. That the Board of Directors of the Corporation adopted at a meeting duly called and held resolutions setting forth proposed amendments of the Certificate of Incorporation of the Corporation, approving such amendments, declaring such amendments advisable and recommending such amendments to the stockholders of the Corporation for approval thereof. The resolutions setting forth the proposed amendments are as follows:

         RESOLVED, that the first paragraph of Article Fourth of the Certificate of Incorporation of the Corporation be amended so as to be and read in its entirety as follows:

                  FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 55,000,000 shares, of which 5,000,000 shall be shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), and 50,000,000 shall be shares of Common Stock, par value of $.01 per share ("Common Stock"), divided into 45,000,000 shares of Class A Common Stock ("Class A Common Stock") and 5,000,000 shares of Class B Common Stock ("Class B Common Stock").

and further

         RESOLVED, that Section II of Article Fourth of the Certificate of Incorporation of the Corporation be amended so as to be and read in its entirety as follows:

         II. Common Stock

                           The Common Stock of the Corporation shall consist of two classes: Class A Common Stock and Class B Common Stock. Each such class of Common Stock shall have the relative rights, powers, preferences, limitations and restrictions set forth in this Section II:

                  A.   Class A Common Stock and Class B Common Stock.

                           1. Dividends. Subject to the provisions of any
                  Preferred Stock Series Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Class A


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                  Common Stock and the Class B Common Stock, equally and
                  ratably as if such classes were but a single class.

                           2. Liquidation. In the event of any liquidation,
                  dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive any or all assets remaining to be paid or distributed, equally and ratably as if such classes were but a single class; provided, however, that, if any obligation of the Corporation to purchase shares of Class B Common Stock pursuant to the exercise of a Put is then pending, then upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of Class B Common Stock at the time outstanding will be entitled to receive out of the net assets of the Corporation legally available for distribution to shareholders after satisfaction of liabilities to creditors as required by the Texas Business Corporation Act, subject to the rights of the holders of any stock of the Corporation ranking senior to the Class B Common Stock in respect of distributions of assets upon liquidation, dissolution, or winding-up of the Corporation but before any distribution of assets is made with respect to any shares of Class A Common Stock, an amount equal to the aggregate of the liquidation preference specified in paragraph 6 of this subsection B.

                           3. Voting Rights. Except as may otherwise be required
                  by law, this Certificate of Incorporation or the provisions of any Preferred Stock Series Resolution, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall have one vote for each share of such stock held by such holder on each matter voted upon by the stockholders.

                           4. Other Rights. Neither class of Common Stock shall
                  be subject to mandatory redemption or to redemption at the option of the Corporation. Except as hereinafter provided, neither class of Common Stock shall have any rights of conversion or exchange. The registered owner of any shares of Class B Common Stock may at any time and from time to time convert any or all such shares into Class A Common Stock on the basis of one share of Class A Common Stock for each share of Class B Common Stock. Such conversion rate shall be subject to equitable adjustment in the event the outstanding shares of Class A Common Stock or Class B Common Stock are changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. In addition, any shares of Class B Common Stock outstanding on January 1, 2002 shall automatically and without any action on the part of the holder thereof be converted into shares of Class A Common Stock on the basis of one share of Class A Common Stock for each share of Class B Common Stock and thereupon the Common Stock of the Corporation shall consist of a single class consisting of 50,000,000 authorized shares, designated as Common Stock;

                  provided, however, that, if any Exercise Notice (as defined below) shall have been given and be outstanding on January 1, 2002, such conversion shall be deferred until such time as the Put transaction contemplated hereby to occur as the result of the giving of such Exercise Notice has been consummated.

                  B.       Additional Rights of Class B Common Stock.

                           1.       Definitions.   The following additional
                  terms have the respective meanings specified below:

                           "Bank Credit Agreement" shall mean that certain Loan Agreement to be dated as of November 18, 1998 among, inter alia, the Corporation, as U.S. Borrower, NATCO Canada, Ltd., as Canadian Borrower, and Chase Bank of Texas, National Association, as U.S. Agent for the lenders thereunder, Bank of Nova Scotia, as Canadian Agent for the lenders thereunder, and such lenders, as amended from time to time.

                           "Business Day" means any day other than a day on which banks in the State of Texas are authorized or obligated to be closed.

                           "Corporate Statute" shall mean the General
                           Corporation Law of the State of Delaware.

                           "Effective Time" shall have the meaning ascribed to such term in paragraph (1) of subsection D of this
                           Section II.

                           "Exercise Notice" shall have the meaning ascribed to such term contained in paragraph 4 of this subsection B.

                           "Holder" shall mean the registered owner of shares of Class B Common Stock as indicated by the stock transfer records for the Class B Common Stock of the Corporation.

                           "Put" shall have the meaning ascribed to such term contained in paragraph 2 of this subsection B.

                           "Put Period" shall have the meaning ascribed to such term contained in paragraph 2 of this subsection B.

                           2. Put. Each Holder of Class B Common Stock shall
                  have the option (the "Put"), commencing on June 30, 2000 and ending on December 31, 2001 (the "Put Period"), of causing the Corporation to purchase from time to time any or all the shares of Class B Common Stock then held by such Holder at a cash purchase price per share of $13.00 per share.

                           3. Applicable Covenant. The rights of each Holder of
                  Class B Common Stock under this Section II are subject to the covenants of the Corporation contained in Section 8.5 of the Bank Credit Agreement.

                           4. Method of Exercise. Any Holder of Class B Common
                  Stock may exercise a Put by giving, during the Put Period, written notice (an "Exercise Notice") to the Corporation specifying in such Exercise Notice the number of shares of Class B Common Stock to be sold to the Corporation, the certificate numbers of the stock certificates that evidence such shares of Class B Common Stock and the aggregate purchase price specified herein to be received by such Holder of Class B Common Stock therefor.

                           5. Consummation. Subject to fulfillment or waiver of
                  the conditions thereto, the closing of such sale shall be effected on the 20th Business Day following receipt of the Exercise Notice by the Corporation. At the closing, the Holder of Class B Common Stock shall deliver to the Corporation one or more stock certificates registered in the name of such Holder and evidencing the number of shares of Class B Common Stock to be sold by the Holder thereof pursuant to the Put, and the Corporation shall deliver to or for the account of such Holder the aggregate purchase price for such shares in immediately available funds.

                           6. Conditions.  The obligation of the Corporation to
                  consummate a transaction pursuant to the exercise of a Put shall be subject to the fulfillment or waiver of the following conditions:

                             (a) Compliance with Corporate Statute. The
                           consummation of the purchase by the Corporation of the shares of Class B Common Stock tendered for purchase by a Holder thereof pursuant to the exercise of a Put shall then comply with the applicable provisions of the Corporate Statute and the Bank Credit Agreement, as amended from time to time.

                             (b) Reporting Company Status. Neither the
                           Corporation nor any issuer of any class or series of security or securities into which the Class B Common shall have been converted or for which the Class B Common Stock shall have been exchanged, in either case pursuant to any merger, consolidation, share exchange, sale of all or substantially all of the Corporation's assets or liquidation or dissolution of the Corporation, shall then be or have previously been subject to the reporting obligations imposed by
                           Section 15(d) or Section 13 of the Securities Exchange Act of 1934, as amended.

                  If a transaction pursuant to the exercise of a Put is not consummated as a result of the nonfulfillment of the condition contained in subparagraph (a) of this paragraph 6, then the obligation of the Corporation to purchase shares of Class B Common Stock pursuant to such Put shall continue in full force and effect, regardless of any expiration of the time periods provided herein for the exercise of any such Put, until the Corporation shall have complied with the terms of the Put so exercised; provided, however, that the price per share of Class B Common Stock of the Corporation payable pursuant to paragraph 2 of this subsection B shall increase by a factor equivalent to interest thereon at a rate per annum equal to the prime rate of interest in effect from time to time at The Chase Manhattan Bank for its most creditworthy corporate customers from the date on which such price would otherwise have been paid in accordance with the other provisions of this subsection B until the date on which actually paid; provided, however, that, commencing on the first anniversary of the related Exercise Notice, such rate shall increase to such prime rate plus 250 basis points. The aggregate amount of the Corporation's obligation to purchase shares of Class B Common Stock pursuant to such Put pending at any given time shall constitute a liquidation preference of the Class B Common Stock. At such time as the condition contained in subparagraph
                  (b) of this paragraph 6 shall occur (regardless of whether a Put shall then have been exercised), the obligation of the Corporation to purchase shares of Class B Common Stock pursuant to any Put shall terminate.

                           7. Representations and Warranties. At the closing of
                  the sale of any shares of Class B Common Stock pursuant to the exercise of a Put, the Holder of such shares of Class B Common Stock shall represent and warrant in writing to the Corporation that: (i) such Holder of Class B Common Stock has full right, power and authority to sell and deliver such shares of Class B Common Stock to the Corporation, (ii) such Holder of Class B Common Stock owns such shares of Class B Common Stock of record and beneficially, free and clear of any liens, encumbrances and adverse claims and (iii), upon delivery thereof to the Corporation pursuant to the exercise of a Put by the Holder of Class B Common Stock, the Corporation will acquire good title to such shares of Class B Common Stock free and clear of any liens, encumbrances and adverse claims (other than any that may have been created by the Corporation).

                           8. Nonassignability. The rights of the Holder of
                  Class B Common Stock pursuant to this subsection B are personal to the Holder of Class B Common Stock and may not be assigned by any Holder of Class B Common Stock other than proportionally in connection with an assignment of such shares of Class B Common Stock by operation of law, by death pursuant to a will or the laws of descent and distribution, by transfer to a member of the immediate family of the Holder of Class B Common Stock or a trust for the benefit of any such family member, by transfer to a commercial bank or other lending institution in accordance with the terms of a bona fide pledge or, in the case of a Holder of Class B Common Stock that is a legal entity at the Effective Time, by such entity to an affiliate (no further assignment being permitted) or successor of such entity or to the purchaser of all or substantially all of that entity's assets, any or all of which exceptions shall be permitted if the transferor or transferee shall give notice of such assignment, together with such information as may be reasonably necessary to evidence qualification of the transferee to be an assignee thereof, to the Corporation. Any assignment or transfer of shares of Class B Common Stock that is not in compliance with the provisions of this paragraph 8 shall cause the relinquishment and termination of the rights contained in this subsection B as they would otherwise apply to such shares of Class B Common Stock.

                  C.       Limited Rights to Class Vote.

                           1. So long as any shares of Class B Common Stock are
                  outstanding, the consent of the holders of not less than a majority of the number of shares of Class B Common Stock then outstanding, given in person or by proxy either at a regular meeting or at a special meeting called for that purpose or pursuant to written consents, at which or pursuant to which, as the case may be, the holders of Class B Common Stock shall vote separately as a class, shall be necessary (i) to approve the issuance by the Corporation of any additional shares of Class B Common Stock and (ii) for effecting, validating or authorizing any amendment, alteration or repeal of any of the provisions of this Section II of Article Fourth of this Certificate of Incorporation, or any amendment thereto, or any other certificate filed pursuant to law (excluding, however, any such amendment, alteration or repeal effected by any merger or consolidation to which the Corporation is a party to the extent provided in paragraph 2 of this subsection C) that would adversely affect any of the designations, preferences, limitations or relative rights of the shares of Class B Common Stock then outstanding; provided, however, that any amendment or amendments to the provisions of the Certificate of Incorporation, as amended, so as to authorize or create, or to increase the authorized amount of, any capital stock of the Corporation ranking pari passu with or senior or junior to the Class B Common Stock as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation shall not be deemed to affect adversely the designations, preferences, limitations or relative rights of the Class B Common Stock.

                           2. The class vote accorded to the Class B Common
                  Stock by paragraph 1 of this subsection B shall not apply to any amendment, alteration or repeal of any of the provisions of this Section II effected by a merger to which the Corporation is a party:

                                    (a) if the Class B Common Stock would in
                           such merger be converted into

                                    (i) a right to receive cash;

                                    (ii) any equity security if that equity
                                    security is registered pursuant to Section
                                    12 of the Securities Exchange Act of 1934, as amended, or was issued by a corporation that is then subject to the reporting obligations imposed by Section 15(d) of the Securities Exchange Act of 1934, as amended, as a result of registration of an offering of that equity security under the registration provisions of the Securities Act of 1933, as amended ("Equity Security");

                                    (iii) any security immediately convertible into or exchangeable for an Equity Security;

                                    (iv) any option or warrant immediately
                                    exercisable with respect to an Equity
                                    Security; or

                                    (v) any combination of any of the
                                    foregoing; or

                                    (b) if the Class B Common Stock would in
                           such merger be converted, in whole or in part, into any security not contemplated by subparagraph (a) of this paragraph 2 ("Other Security") if the relevant documents provide that the Put shall continue after the effective date of such merger as a right to cause the Corporation or any successor thereto, subject to the other provisions of this Section II, to purchase, at the per share price specified in paragraph 2 of subsection B less the amount of any cash consideration per share of Class B Common Stock paid in the merger, the number of shares or other units of such Other Security into which each share of Class B Common Stock was converted in the merger.

                           3. So long as any shares of the Class B Common Stock
                  remain outstanding, the holders of shares of the Class B Common Stock, voting separately as a class, shall have the right to nominate and to elect, by a majority vote of such shares, one director to the Board of Directors of the Corporation and to fill such position at any regular meeting of stockholders or special meeting called for that purpose or pursuant to written consents. Any director who shall have been elected by holders of shares of Class B Common Stock may be removed at any time, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the number of shares of Class B Common Stock then outstanding, voting separately as a class, given at any regular meeting of stockholders or a special meeting of such stockholders called for that purpose or pursuant to written consents, and any vacancy thereby created may be filled only by the holders of shares of Class B Common Stock. Such director shall be a member of the Class II Directors. Any director so nominated and elected shall serve until the next annual meeting of stockholders at which members of Class II Directors are elected and until his successor shall have been duly elected or until his earlier resignation, removal or death. The first individual designated by the holders of the Class B Common Stock to serve as a director of the Corporation shall be George K. Hickox, Jr., the term of such director to commence at the effective time of the first issuance of any shares of Class B Common Stock.

                  D.       Exchange of Common Stock for Class A Common Stock.

                           1. Issued Shares. Upon the filing of a Certificate of
                  Amendment reflecting these amendments to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the "Effective Time"), each then issued share of common stock, par value $0.01 per share, of the Corporation (the "Prior Common Stock"), including any such shares held in the treasury of the Corporation, shall be converted, without any action on the part of the holder thereof, into one share of Class A Common Stock.

                           2. Reserved Shares. From and after the Effective
                  Time, each unissued share of the Prior Common Stock reserved for issuance shall be converted, without any action on the part of any Person, into one share of Class A Common Stock and any obligation of the Corporation, whether contractual or otherwise, to issue any shares of the Prior Common Stock shall be deemed to be an obligation to issue an identical number of shares of Class A Common Stock upon the same terms and conditions.


                           3. Certificates. From and after the Effective Time,
                  each holder of a certificate theretofore evidencing shares of the Prior Common Stock may be surrendered by the holder thereof in exchange for a certificate or certificates evidencing an equivalent number of shares of Class A Common Stock.

         II. That in lieu of a special meeting and vote of the stockholders, the stockholders of the Corporation, by written consent, approved, adopted and consented to such amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         III. That such amendments were duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         The undersigned, being the duly elected and currently acting Senior Vice President and Chief Financial Officer of NATCO Group Inc., the Corporation to which reference is made in this Certificate, does make this Certificate as of the 18th day of November, 1998, and affirms and acknowledges, under penalties of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.

                              /s/ WILLIAM B. WIENER III
                              -------------------------------------------------
                                       William B.  Wiener III
                                       Senior Vice President and Chief
                                                Financial Officer
                                       NATCO Group Inc.

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                NATCO GROUP INC.

     THE UNDERSIGNED PRESIDENT OF NATCO GROUP INC., A DELAWARE CORPORATION ("CORPORATION"), DOES HEREBY CERTIFY:

     I. That the Board of the Corporation adopted at a meeting duly called and held resolutions setting forth proposed amendments of the Certificate of Incorporation of the Corporation, approving such amendments, declaring such amendments advisable and recommending such amendments to the stockholders of the Corporation for approval thereof. The resolutions setting forth the proposed amendments are as follows:


          RESOLVED, that the Board of Directors hereby approves an amendment of Article EIGHTH of the Certificate of Incorporation of the Corporation, which amendment permits action by stockholders of the Corporation to be taken by written consent less than all of the stockholders in lieu of meeting if (i) the action to be effected by written consent of stockholders and (ii) the taking of such action by such written consent shall have been expressly approved in advance by the Board of Directors of the Company, such amendment to be effected by deleting Article EIGHTH from the current Certificate of Incorporation of the Company and amending and restating Article EIGHTH so as to be and to read in its entirety as follows:

          EIGHTH: No action required or permitted by the Delaware General Corporation Law to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, pursuant to Section 228 of the Delaware General Corporation Law or otherwise, unless a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all the outstanding capital stock entitled to vote with respect to such matter if the matter had been presented at an annual or special meeting of stockholders of the Corporation duly called and convened; provided, however, that any such action may be taken by written consent in accordance with Section 228 or any successor provision of the Delaware General Corporation Law if (i) the action to be effected by written consent of stockholders and (ii) the taking of such action by such written consent shall have been expressly approved in advance by the Board of Directors of the Company.

     II. That in lieu of a special meeting and vote of the stockholders, the stockholders of the Corporation, by written consent setting forth the action so taken and signed by the holders of all the outstanding capital stock entitled to vote with respect thereto, approved, adopted and consented to such amendment in accordance with the provisions of Section 228 of the General

Corporation Law of the State of Delaware and Article Eighth of the Certificate of Incorporation of the Corporation.

     III. That such amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     The undersigned, being the duly elected and currently acting President of NATCO Group Inc., the Corporation to which reference is made in this Certificate, does make this Certificate and affirms and acknowledges, under penalties of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.

                                       NATCO Group Inc.


                                       /s/ PATRICK M. McCARTHY
                                       -----------------------
                                       Patrick M. McCarthy
                                       President